Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION OF
ENTERGY UTILITY ENTERPRISES, INC.

The undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Organizations Code, hereby adopts the following Certificate of Formation for such corporation:

ARTICLE I.

The name of the corporation is Entergy Utility Enterprises, Inc.

ARTICLE II.

The type of entity is a for-profit corporation.

ARTICLE III.

The corporation was formed under a plan of conversion, under which Entergy Mississippi, Inc., 308 E. Pearl St., Jackson, MS 39201, previously formed as a corporation under Mississippi law on January 2, 1963, filed a certificate of conversion to change its state of incorporation from Mississippi to Texas and convert to a Texas corporation.

ARTICLE IV.

The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be organized under the Texas Business Organizations Code.

ARTICLE V.

The period of its duration is perpetual.

ARTICLE VI.

The aggregate number of shares that the corporation shall have authority to issue is 12,000,000 shares with no par value. All such shares shall be designated as Common Stock.

ARTICLE VII.

Whenever, with respect to any action to be taken by the shareholders of the corporation, any provision of the Texas Business Organizations Code would require the vote or concurrence of the holders of shares (or of any class or series thereof) having more than a majority of the votes entitled to be cast thereon, only the vote or concurrence of the holders of shares (or of such class or series) having a majority of the votes entitled to be cast thereon shall be required with respect to any such action.

ARTICLE VIII.

A special meeting of the shareholders of the corporation may be called by the chairman of the board, the chief executive officer, the president, or by one or more shareholders holding not less than twenty (20) percent of all the shares entitled to vote at such meeting.

ARTICLE IX.

Pursuant to Section 6.202 of the Texas Business Organizations Code, the shareholders of the corporation may take action without holding a meeting, providing notice, or taking a vote if (a) shareholders having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting, in which each shareholder entitled to vote on the action is present and votes, sign a written consent or consents stating the action taken, and (b) the consent or consents and the corporation comply with the requirements set forth in the Texas Business Organizations Code.

ARTICLE X.

No director of this corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission occurring in the director's capacity as a director, except to the extent the statutes of the State of Texas expressly provide that the director's liability may not be eliminated or limited. Any repeal or amendment of this Article that increases the liability of a director shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or amendment.

ARTICLE XI.

The street address of its initial registered office is 2001 Timberloch Place, 2nd Floor, The Woodlands, Texas 77380, and the name of its initial registered agent at that address is Thomas G. Wagner.

ARTICLE XII.

The number of initial directors who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified is four (4). The names and addresses of the initial directors are:

Name	Address

Paul D. Hinnenkamp	639 Loyola Avenue, 28th Floor New Orleans, Louisiana 70113

Haley R. Fisackerly	308 East Pearl Street Jackson, MS 39201

Andrew S. Marsh	639 Loyola Avenue, 28th Floor
New Orleans, Louisiana 70113

Roderick K. West	639 Loyola Avenue, 28th Floor
New Orleans, Louisiana 70113

ARTICLE XIII.

The name and address of the incorporator is:

Daniel T. Falstad	639 Loyola Avenue, 26th Floor New Orleans, Louisiana 70113

ARTICLE XIV.

    This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is December 1, 2018 at 12:01 A.M. Central Standard Time.

EXECUTION

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

Date:    November 26, 2018

/s/ Haley R. Fisackerly_________
Haley R. Fisackerly
President and Chief Executive Officer